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                                                  OMB Number 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Hasler, William A.
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   80 S.W. Eighth Street, Suite 2160
--------------------------------------------------------------------------------
   (Street)

   Miami, Florida  33130
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   (City) (State)  (Zip)

   Apthon Corporation (NASDAQ: APHT)
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2. Issuer Name and Ticker or Trading Symbol


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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):

   November 11, 2002
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4. Statement for Month/Day/Year


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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]   Director                               [   ]   10% Owner
   [X]   Officer (give title below)             [   ]   Other (specify below)

                      Vice Chairman of the Board, Director
                         and Co-Chief Executive Officer
                     --------------------------------------
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [  ] Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

1.  Title of        2. Transaction Date     2A. Deemed             3. Transaction Code
    Security           (Month/Day/Year)         Execution             (Instr. 8)
    (Instr. 3)                                  Date, if any
                                                (Month/Day/Year)
                                                                       -------------------
                                                                         Code     V
------------------------------------------------------------------------------------------
(1) Common Stock         -                                                 -
------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of         4. Securities Acquired (A)     5. Amount of         6. Ownership Form:    7. Nature of Indirect
   Security            or Disposed of (D)             Securities           Direct (D) or         Beneficial Ownership
   (Instr. 3)          (Instr. 3, 4 and 5)            Beneficially         Indirect (I)          (Instr. 4)
                                                      Owned Follow-        (Instr. 4)
                                                      ing Reported
                                                      Transaction(s)
                                                      (Instr. 3 and
                                                      4)
                    --------------------------
                               (A)
                                or
                    Amount     (D)       Price
---------------------------------------------------------------------------------------------------------------------
(1) Common Stock      -          -         -            70,000             D
=====================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of       2. Conversion     3. Transaction         3A.  Deemed             4. Transaction   5. Number of
   Derivative        or Exercise       Date                     Execution             Code             Derivative
   Security          Price of          (Month/Day/Year)         Date, if any          (Instr. 8)       Securities
   (Instr. 3)        Derivative                                 (Month/Day/Year)                       Acquired (A)
                     Security                                                                          or Disposed
                                                                                                       of (D)
                                                                                                       (Instr. 3, 4
                                                                                                       and 5)
                                                                                   --------------   ----------------
                                                                                     Code     V       (A)      (D)
--------------------------------------------------------------------------------------------------------------------
(1) Warrants to     $1.91               11/11/02                 -                     J(1)            150,000    -
    purchase
    common stock
------------------------------------------------------------------------------------------------------------------
(2) Warrants to     $14.75                  -                    -                      -              -          -
    purchase
    common stock
------------------------------------------------------------------------------------------------------------------
(3) Warrants to     $14.75                  -                    -                      -              -          -
    purchase
    common stock
------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of        6. Date Exercisable and   7. Title and Amount  8. Price of    9. Number of       10. Ownership    11. Nature of
   Derivative         Expiration Date           of Underlying        Derivative     Derivative          Form of          Indirect
   Security           (Month/Day/Year)          Securities           Security       Securities          Derivative       Beneficial
   (Instr. 3)                                   (Instr. 3 and 4)     (Instr. 5)     Beneficially        Securities:      Ownership
                                                                                    Owned Fol-          Direct (D)       (Instr. 4)
                                                                                    lowing              or Indirect
                                                                                    Reported            (I)
                                                                                    Transaction(s       (Instr. 4)
                                                                                    (Instr. 4)
                                                       Amount or
                      Date      Expiration             Number of
                   Exercisable     Date      Title     Shares
------------------------------------------------------------------------------------------------------------------------------------
(1) Warrants to     11/11/2002   10/1/2021   Common     150,000                      150,000             D
    purchase                                 Stock
    common stock
------------------------------------------------------------------------------------------------------------------------------------
(2) Warrants to     4/8/1992     12/31/2015  Common      21,000                      21,000              D
    purchase                                 Stock
    common stock
------------------------------------------------------------------------------------------------------------------------------------
(3) Warrants to     4/30/1999    12/31/2015  Common     150,000                     150,000              D
    purchase                                 Stock
    commons stock
====================================================================================================================================

Explanation of Responses:

(1)  J - Company award.












                   /s/ Frederick W. Jacobs                    November 12, 2002
                -----------------------------               --------------------
                **Signature of Reporting Person                     Date
                For William A. Hasler
                Vice Chairman of the Board, Director and
                  Co-Chief Executive Officer
                Aphton Corporation

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               POWER OF ATTORNEY

          KNOW BY ALL THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Philip C. Gevas, Frederick W. Jacobs and Steve Goth, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Aphton Corporation (the "Company"), Forms 3, 4, and 5 in accordance with
               Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

          The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

          This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

          IN WITNESS WHEREOF, the undersigned has caused the Power of Attorney to be executed as of this 5th day of November, 2002.



                                                   /s/ William A. Hasler
                                           ------------------------------------
                                              By:  William A. Hasler